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                                                                    Exhibit 1.1

KONGZHONG RECEIVES FIVE AWARDS AT THE "2005 CHINA ANNUAL GAME INDUSTRY
CONFERENCE"

Beijing, China, December 20, 2005 -- KongZhong Corporation (NASDAQ: KONG), a leading provider of advanced second-generation (2.5G) wireless value-added services in China, today announces that it has received five awards at the "2005 CHINA ANNUAL GAME INDUSTRY CONFERENCE".

On December 15, 2005, KongZhong Corporation and KongZhong Mammoth, KongZhong's wireless game subsidiary, received the following awards at the "2005 China Annual Game Industry Conference":

     o    Outstanding Game Enterprise Award

     o    The Best Mobile Game Developer Award

     o    The Best Mobile Game Operator Award

KongZhong's mobile game "KungFu Hustle" received the Best Mobile Game Award and Mr. Yunfan Zhou, KongZhong's Chairman and CEO, received the Outstanding Entrepreneur Award.

Additionally, Mr. Zhou was elected the chair of the newly created Mobile Game Industry Committee, a sub-committee within the China Software Association.

The "2005 China Annual Game Industry Conference" was organized by the China Software Association and jointly sponsored by the Ministry of Information Industry, the Ministry of Culture, and the Ministry of Science and Technology.

Commenting on the awards, Mr. Yunfan Zhou said, "We are honored to receive these awards and we are very pleased that our efforts in the mobile game industry have been recognized by the China Software Association and our industry peers. Over the past two years, we have consistently invested in our mobile game business and maintained a leading position in China. We believe that the wireless game market has tremendous growth potential and that the size of the market is likely to increase dramatically over the next two years. We are well positioned to take advantage of the opportunities in the wireless game market."


About KongZhong:
KongZhong Corporation is a leading provider of advanced second-generation (2.5G) wireless interactive entertainment, media, and community services to consumers in China. The Company delivers a broad range of services through multiple technology platforms, which users can access directly from their mobile phones by choosing an icon embedded in select models of handsets or from a mobile operator's portal or web site.


This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements that are not historical fact relating to the future growth of the Company, of China's wireless game market, and of China's wireless value-added service industry. Such statements reflect the


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current views of the Company with respect to future events and are not a guarantee of future performance. Such forward-looking statements are, by their nature, subject to significant risks and uncertainties and the Company's actual results may differ materially from those expressed or implied in the statements in this press release. Potential risks and uncertainties include, but are not limited to, continued competitive pressures in China's wireless game and other wireless value-added services markets, unpredictable changes in technology and consumer demand in this market, the state of the Company's relationship with China's mobile operators, changes in the regulatory policies of the Ministry of Information Industry and other relevant government authorities, and changes in the operating environment and political, economic, legal and social conditions in China. For additional discussion of these risks and uncertainties and other factors that may impact the reliability of the forward-looking statements in this press release, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.

Investor Contact:
JP Gan
Chief Financial Officer
Tel.: +86 10 8857 6000
E-mail: ir@kongzhong.com
        ----------------

Tip Fleming
ChristensenIR
Tel: +1 917 412 3333
E-mail: tfleming@ChristensenIR.com


Media Contact:
Xiaohu Wang
Manager
Tel: +86 10 8857 6000
E-mail: xiaohu@kongzhong.com







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